    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             PHOTON DYNAMICS, INC.
             (Exact name of registrant as specified in its charter)

             CALIFORNIA                              3559                              94-3007502
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                           --------------------------

                            6325 SAN IGNACIO AVENUE
                        SAN JOSE, CALIFORNIA 95119-1202
                                 (408) 226-9900
         (Address and telephone number of principal executive offices)
                           --------------------------

                              VINCENT F. SOLLITTO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             PHOTON DYNAMICS, INC.
                            6325 SAN IGNACIO AVENUE
                        SAN JOSE, CALIFORNIA 95119-1202
                                 (408) 226-9900
           (Name, address, and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

                            MATTHEW W. SONSINI, ESQ.
                              EDWARD C. LAI, ESQ.
                               COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                          PALO ALTO, CALIFORNIA 94306
                                 (650) 843-5000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF SECURITIES                 AMOUNT TO            OFFERING             AGGREGATE            AMOUNT OF
           TO BE REGISTERED                 BE REGISTERED     PRICE PER SHARE(1)    OFFERING PRICE(1)   REGISTRATION FEE(2)
Common Stock...........................       1,295,000             $35.68             $46,205,600          $12,198.28

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average high and low sales prices on November 6, 2000, as reported on the Nasdaq National Market.
(2) Photon Dynamics, Inc. paid $10,112.81 of the Registration Fee on
    October 31, 2000.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus (not complete)
Issued

                                1,295,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    Photon Dynamics, Inc. may issue from time to time up to 1,295,000 shares of common stock in exchange for exchangeable shares (the "Exchangeable Shares") of Image Processing Systems Inc. ("IPS"), a corporation existing under the laws of the Province of Ontario. Image Processing Systems will issue the Exchangeable Shares to its shareholders who choose to receive the Exchangeable Shares in connection with the acquisition by Photon Dynamics of Image Processing Systems pursuant to the Acquisition Agreement for Plan of Arrangement, dated
September 27, 2000 (the "Acquisition Agreement"). These shareholders may exchange the Exchangeable Shares for our common stock at any time. We will redeem any Exchangeable Shares that remain outstanding for common stock on December 19, 2005. We will redeem the Exchangeable Shares for our common stock before December 19, 2005 if there are 10% or fewer Exchangeable Shares outstanding that are not owned by us or our affiliates. We also will redeem the Exchangeable Shares for our common stock before December 19, 2005 if certain other events occur.

    Our common stock is traded on the Nasdaq National Market under the symbol "PHTN." The last reported sale price of our common stock on the Nasdaq National Market on November 6, 2000 was $40.50 per share.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    This Prospectus is dated            , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................     4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     4

USE OF PROCEEDS.............................................     4

MARKET PRICES AND DIVIDEND POLICY...........................     5

THE EXCHANGEABLE SHARES.....................................     6

DESCRIPTION OF PHOTON CAPITAL STOCK.........................     6

PLAN OF DISTRIBUTION........................................     8

LEGAL MATTERS...............................................     8

EXPERTS.....................................................     8

    You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. This prospectus may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our equity shares.

    Information contained in our web site does not constitute part of this document.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such materials at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates for the cost of copying by writing to the Public Reference Section of the SEC at the same address. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's web site at www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K filed November 7, 2000; and

    - The description of the common stock contained in our registration statement on Form 8-A filed November 14, 1995.

    You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                             Photon Dynamics, Inc.
                            6325 San Ignacio Avenue
                        San Jose, California 95119-1202
                                 (408) 226-9900

                                USE OF PROCEEDS

    Because the common stock will be issued upon the exchange of the Exchangeable Shares, we will receive no cash proceeds from this offering.

                       MARKET PRICES AND DIVIDEND POLICY

    Our common stock has been traded on the Nasdaq National Market under the symbol "PHTN" since November 15, 1995. The following table sets forth for the period indicated the high and low sale prices for our common stock, as reported by the Nasdaq National Market.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal year ended September 30, 1999
First Quarter...............................................   $ 5.63     $ 2.25
Second Quarter..............................................     8.25       3.94
Third Quarter...............................................    12.38       7.00
Fourth Quarter..............................................    25.75      10.63

Fiscal year ended September 30, 2000
First Quarter...............................................   $43.25     $20.50
Second Quarter..............................................    94.38      32.38
Third Quarter...............................................    78.38      43.75
Fourth Quarter..............................................    87.94      35.00

Fiscal year ended September 30, 2001
First Quarter (through November 6, 2000)....................   $44.00     $24.50

    On November 6, 2000 the last reported sale price of our common stock on the Nasdaq National Market was $40.50. As of October 1, 2000 there were 11,819,740 shares of our common stock outstanding, held by approximately 107 holders of record.

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

                            THE EXCHANGEABLE SHARES

    The rights of holders of Exchangeable Shares, including exchange rights, are described in the Acquisition Agreement with IPS, which is included as an exhibit to the Registration Statement.

                      DESCRIPTION OF PHOTON CAPITAL STOCK

    The following description sets forth the general terms of our capital stock. The descriptions set forth below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, our Restated Articles of Incorporation, as amended, which are filed as an exhibit to the Registration Statement.

GENERAL

    Our authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value, issuable in series. As of October 1, 2000, there were 11,819,740 shares of our common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

    The common stock to be issued in this offering will be, when issued, fully paid and nonassessable. Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive any additional securities that may be issued from time to time by us. The rights of holders of common stock will be subject to the rights of holders of any preferred stock that may be issued in the future, which may adversely affect the rights of holders of common stock. Our board of directors may issue additional shares of common stock or preferred stock to obtain additional financing, in connection with acquisitions, to our and our subsidiary's officers, directors and employees pursuant to benefit plans or otherwise and for other proper corporate purposes. No preemptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to our common stock, and there are no dividends in arrears or default.

    Boston Equiserve, LP is the principal transfer agent for our common stock.

    DIVIDENDS. The holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for distribution. The rights of holders of common stock are subject to the rights of the holders of any class of our capital stock having any preference or priority over the common stock.

    LIQUIDATION RIGHTS. Upon any voluntary or involuntary liquidation, dissolution, or winding-up of Photon Dynamics, the holders of common stock will be entitled to receive ratably, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, all of our remaining assets.

    VOTING RIGHTS. The holders of common stock currently possess exclusive voting rights on all matters submitted to the Shareholders. However, in connection with our acquisition of IPS, we expect to issue to a trustee for the benefit of the holders of the Exchangeable Shares a share of Special Voting Stock (described below) carrying voting rights equal to the number of then outstanding Exchangeable Shares not owned by us or our affiliates. Our board of directors may also specify voting rights with respect to any preferred stock that may be issued in the future. Each holder of common stock is entitled to one vote per share with respect to all matters. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, for each share held, a holder of common stock will be entitled to cast a number of votes equal to the total number of directors to be elected at that time. Each shareholder may give one candidate, who has been nominated prior to voting, all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses.

    BOARD OF DIRECTORS.  Our board of directors is currently comprised of seven
(7) directors. The directors elected at each annual election hold office till the next annual meetings of shareholders.

SPECIAL VOTING STOCK

    Our board of directors has authorized the issuance of one share of preferred stock (the "Special Voting Stock"). The holder of the share of Special Voting Stock is entitled to cast a number of votes equal to the number of then outstanding Exchangeable Shares not owned by us or our affiliates. Under the terms of the Voting and Exchange Trust Agreement described below, the holder of the share of Special Voting Stock must receive timely notice from holders of the Exchangeable Shares in order to cast those votes corresponding to the Exchangeable Shares then outstanding. The holders of common stock and the holder of the share of Special Voting Stock will vote together as a single class on all matters, except as otherwise required by law. In the event of any liquidation, dissolution or winding-up of Photon Dynamics, the holder of the share of Special Voting Stock will give notice to the holders of Exchangeable Shares of such liquidation, dissolution or winding-up and subsequently the Exchangeable Shares will be automatically exchanged for shares of common stock. No dividends are payable on the share of Special Voting Stock. The Special Voting Stock will be issued to a Canadian trustee (the "Trustee") under the Voting and Exchange Trust Agreement, which will be entered into by us and the Trustee. The Special Voting Stock, and the Exchangeable Shares, may be redeemed on the earlier of, among other dates, December 19, 2005, or when there are 10% or fewer Exchangeable Shares outstanding not owned by us or our affiliates.

                              PLAN OF DISTRIBUTION

    The common stock covered hereby will be issued in exchange for Exchangeable Shares, and no broker, dealer or underwriter has been engaged in connection therewith.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of Photon Dynamics, Inc. appearing in Photon Dynamics, Inc.'s Annual Report on Form 10-KSB for the year ended September 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of CR Technology, Inc. appearing in Photon Dynamics, Inc.'s Current Report on Form 8-K dated December 15, 1999, have been audited by the Cacciamatta Accountancy Corporation, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

SEC registration fee........................................  $ 11,000
NASD filing fee.............................................         0
Nasdaq additional listing fee...............................    13,000
Printing and engraving expenses.............................     1,000
Legal fees and expenses.....................................   550,000
Accounting fees and expenses................................   200,000
Transfer agent and registrar fees and expenses..............    20,000
Miscellaneous...............................................     5,000
Total.......................................................  $800,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by California law. We are also empowered under our Restated Articles of Incorporation as amended and bylaws to enter into indemnification contracts with our directors, officers, employees and agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers.

    In addition, our Restated Articles of Incorporation as amended provide that, to the fullest extent permitted by California law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our shareholders. This provision in the Restated Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing and culpable violations of law, that the director believes to be contrary to the best interests of us or our shareholders, involving a reckless disregard for the director's duty to us or our shareholders when the director was aware or should have been aware of a risk of serious injury to us or our shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders, for improper transactions between the director and us and for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
        2.1.            Acquisition Agreement for Plan of Arrangement By and Among
                        the Registrant, Photon Dynamics Nova Scotia Company and
                        Image Processing Systems Inc., dated September 27, 2000
         4.1(1)         Restated Articles of Incorporation, as amended, of
                        Registrant
         4.2(2)         Bylaws of Registrant
         5.1            Legal Opinion of Cooley Godward LLP
        23.1            Consent of Ernst & Young LLP, independent auditors
        23.2            Consent of Cacciamatta Accountancy Corporation, independent auditors
        23.3            Consent of Cooley Godward LLP (See Exhibit 5.1)
        24.1            Power of Attorney (See page II-3)

------------------------

(1) Incorporated by reference to Registrant's Registration Statement on Form SB-2 filed with Securities and Exchange Commission (the "SEC") on November 15, 1995.

(2) Incorporated by reference to Registrant's Form 10-KSB filed with the SEC December 18, 1998.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Photon Dynamics, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, County of Santa Clara, State of California, on November 7, 2000.

                                                       PHOTON DYNAMICS, INC.

                                                       By:           /s/ VINCENT F. SOLLITTO
                                                            -----------------------------------------
                                                                       Vincent F. Sollitto
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Vincent
F. Sollitto and Richard L. Dissly, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates stated.

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
             /s/ E. FLOYD KVAMME
    ------------------------------------       Chairman of the Board                November 7, 2000
               E. Floyd Kvamme

           /s/ VINCENT F. SOLLITTO             President, Chief Executive Officer
    ------------------------------------         and Director (Principal Executive  November 7, 2000
             Vincent F. Sollitto                 Officer)

                                               Vice President of Finance and
            /s/ RICHARD L. DISSLY                Administration, Chief Financial
    ------------------------------------         Officer and Secretary (Principal   November 7, 2000
              Richard L. Dissly                  Financial and Accounting Officer)

              /s/ BARRY L. COX
    ------------------------------------       Director                             November 7, 2000
                Barry L. Cox

    ------------------------------------       Director
               Michael J. Kim

    ------------------------------------       Director
             Malcolm J. Thompson

             /s/ RICHARD P. BECK
    ------------------------------------       Director                             November 7, 2000
               Richard P. Beck

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
       -------          -----------------------
        2.1             Acquisition Agreement for Plan of Arrangement By and Among
                        the Registrant, Photon Dynamics Nova Scotia Company and
                        Image Processing Systems Inc., dated September 27, 2000

        4.1(1) Restated Articles of Incorporation, as amended, of Registrant

        4.2(2)          Bylaws of Registrant

        5.1             Legal Opinion of Cooley Godward LLP

       23.1             Consent of Ernst & Young LLP, independent auditors

       23.2             Consent of Cacciamatta Accountancy Corporation, independent auditors

       23.3             Consent of Cooley Godward LLP (See Exhibit 5.1)

       24.1             Power of Attorney (See page II-3)

------------------------

(1) Incorporated by reference to Registrant's Registration Statement on Form SB-2 filed with Securities and Exchange Commission (the "SEC") on November 15, 1995.

(2) Incorporated by reference to Registrant's Form 10-KSB filed with the SEC December 18, 1998.